                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                   Form 8-K/A

                                 Amendment No. 1

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                             ----------------------

        Date of Report (Date of earliest event reported) : April 15, 1996

                             ----------------------

                               MERRILL CORPORATION
             (Exact name of registrant as specified in its charter)

      Minnesota                      0-14082                   41-0946258
      ---------                      -------                   ----------
(State of Incorporation)           (Commission               (I.R.S. Employer
                                   File Number)             Identification No.)

                 One Merrill Circle, St. Paul, Minnesota 55108
                 ---------------------------------------------
               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (612) 646-4501

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          A. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

             Financial statements of The Corporate Printing Company, Inc. and Affiliated Group (consisting of balance sheets as of December 31, 1995 and 1994 and the related statements of income and retained earnings, and cash flows for the years then ended including the accountants' reports thereon) are included in this Report.

          B. PRO FORMA FINANCIAL INFORMATION.

             Unaudited condensed consolidated pro-forma statements of operations for the three month period ended April 30, 1996 and for the year ended January 31, 1996 are included in this report. A pro-forma balance sheet is not included as all applicable purchase transactions are reflected in Merrill Corporation's consolidated balance sheet filed as part of its' April 30, 1996 Form 10-Q.

          C. EXHIBITS.

          23.1 Consent of Mirsky, Furst & Associates, P.A., Independent Accountants

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 1, 1996                           MERRILL CORPORATION
                                             (Registrant)

                                             By /s/ Steven J. Machov
                                                ----------------------
                                             Steven J. Machov
                                             Vice President and General Counsel

                  [MIRSKY, FURST & ASSOCIATES, P.A. LETTERHEAD]



                    Report of Independent Public Accountants
                    ----------------------------------------

To the Board of Directors of
The Corporate Printing Company, Inc. and Affiliated Group:

We have audited the accompanying combined and consolidated balance sheets of The Corporate Printing Company, Inc. and Affiliated Group (identified in Note 1 - the "Company") as of December 31, 1995 and 1994, and the related combined and consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of The Corporate Printing Company, Inc. and Affiliated Group as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                          /s/ MIRSKY, FURST & ASSOCIATES, P.A.



Fort Lee, New Jersey
April 9, 1996, except for Note 12,
as to which the date is April 15, 1996

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
                    COMBINED AND CONSOLIDATED BALANCE SHEETS
                     December 31, 1995 and December 31, 1994

                ASSETS                           December 31,     December 31,
                                                    1995              1994
Current assets:                                  ------------     ------------
  Cash and cash equivalents                      $ 4,073,000      $ 1,527,000
  Accounts receivable - trade, less allowance
   for doubtful accounts of $1,800,000
   and $870,000                                   20,808,000       18,694,000
  Accumulated costs on jobs in progress
   and supplies                                    2,446,000        3,815,000
  Prepaid expenses and other current assets        2,212,000        4,210,000
                                                 -----------      -----------

Total current assets                              29,539,000       28,246,000

Machinery, equipment and improvements, less
 accumulated depreciation and amortization         6,780,000        6,521,000

Other assets                                       2,299,000        2,614,000
                                                 -----------      -----------

  Total assets                                   $38,618,000      $37,381,000
                                                 -----------      -----------
                                                 -----------      -----------

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities:
    Bank debt                                   $  9,250,000      $   500,000
    Subordinated debt                              4,181,000          840,000
  Accounts payable                                 6,926,000        4,375,000
  Accrued expenses and other current
   liabilities                                     2,473,000        4,081,000
  Income taxes payable - deferred                  1,598,000        1,031,000
                                                 -----------      -----------

Total current liabilities                         24,428,000       10,827,000

Long-term debt - Bank                                      0        9,450,000
Retirement benefits                                  912,000          697,000
Deferred credits                                     750,000          179,000
Commitments and contingencies                          -               -
Minority interest                                     32,000           32,000
Subordinated debt                                          0        2,700,000
                                                 -----------      -----------

Total liabilities                                 26,122,000       23,885,000
                                                 -----------      -----------

Stockholders' equity
  Common stock                                         -               -
  Additional paid-in capital                         201,000          201,000
  Retained earnings                               12,295,000       13,295,000
                                                 -----------      -----------

Total stockholders' equity                        12,496,000       13,496,000
                                                 -----------      -----------

   Total liabilities and stockholders' equity    $38,618 000      $37,381,000
                                                 -----------      -----------
                                                 -----------      -----------

PRIOR YEAR BALANCES HAVE BEEN RECLASSED TO AGREE TO CURRENT YEAR PRESENTATION.

See accompanying notes

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
      COMBINED AND CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                 Twelve Months Ended December 31, 1995 and 1994

                                                    1995             1994
                                                ------------     ------------
Net sales                                       $ 64,593,000     $ 75,081,000

Cost of sales                                     43,706,000       48,218,000
                                                ------------     ------------

Gross profit                                      20,887,000       26,863,000
                                                ------------     ------------

Other costs and expenses:
 Selling                                          10,804,000       11,465,000
 General and administrative                        9,481,000        8,865,000
 Interest expense                                  1,349,000          569,000
 Interest income                                    (369,000)         (22,000)
 Other income & expense                              168,000
                                                ------------     ------------
                                                  21,433,000       20,877,000
                                                ------------     ------------

Income before income taxes                          (546,000)       5,986,000

Income taxes                                         374,000          870,000
                                                ------------     ------------
Income before extraordinary item                    (920,000)       5,116,000

Extraordinary item, net of income taxes                -           (6,436,000)

                                                ------------     ------------
Net income                                          (920,000)      (1,320,000)

Retained earnings, beginning of period            13,295,000       15,757,000

Dividends paid                                       (80,000)      (1,142,000)
                                                ------------     ------------

Retained earnings, end of period                $ 12,295,000     $ 13,295,000
                                                ------------     ------------
                                                ------------     ------------

See accompanying notes.

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1995 and 1994

                                                     1995            1994
Cash flows from operating activities:            -----------     ------------
 Net income (loss)                               $  (920,000)    $ (1,320,000)
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Extraordinary item, net                                          7,246,000
   Depreciation and amortization                   1,443,000        1,374,000
   Provision for doubtful accounts                   887,000          126,000
   Provision for retirement benefits                 215,000           62,000
   Provision for deferred income taxes               567,000         (243,000)
   Net rent deferral                                 571,000          179,000
   Minority interest                                                    2,000
   Increase (decrease) from changes in:
    Accounts receivable                           (3,001,000)       2,912,000
    Accumulated costs on jobs in progress
     and supplies                                  1,368,000          640,000
    Prepaid expenses and other current
     assets                                          198,000         (352,000)
    Other assets                                      37,000         (621,000)
    Accounts payable                               2,551,000       (1,224,0O0)
    Accrued expenses and other current
     liabilities                                  (1,608,000)         (41,000)
    Accrued interest on subordinated debt            641,000
    Income taxes payable/refundable                  (69,000)         (25,000)
                                                 -----------      -----------


Net cash provided by (used in)
 operating activities                              2,880,000        8,715,000
                                                 -----------     ------------

Cash flows from investing activities:
 Net additions to machinery, equipment
  and improvements                                (1,578,000)      (2,068,000)
 Write-off of investment                             152,000
 Net (increase) decrease in life insurance
  cash surrender values                                3,000          (53,000)
                                                 -----------     ------------

Net cash (used in) investing activities           (1,423,000)      (2,121,000)
                                                 -----------     ------------

Cash flows from financing activities:
 Term loan borrowings from bank                    3,500,000
 Term loan repayments to bank                       (700,000)        (500,000)
 Net (repayments) borrowings under
  revolving line of credit                        (3,500,000)       3,750,000
 Subordinated debt repayments                                      (5,579,000)
 Advances (payments) to/from shareholders          1,869,000       (2,000,000)
 Dividends paid                                      (80,000)      (1,142,000)
                                                 -----------     ------------


Net cash (used in) provided by financing
 activities                                        1,089,000       (5,471,000)
                                                 -----------     ------------

Net (decrease) increase in cash and
 cash equivalents                                  2,546,000        1,123,000
Cash and cash equivalents, beginning
 of period                                         1,527,000          404,000
                                                 -----------     ------------

Cash and cash equivalents, end of period         $ 4,073,000     $  1,527,000
                                                 -----------     ------------
                                                 -----------     ------------

PRIOR YEAR BALANCES HAVE BEEN RECLASSED TO AGREE TO CURRENT YEAR PRESENTATION.

See accompanying notes.

       THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
        NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1995 AND 1994

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION; BUSINESS

The combined and consolidated financial statements of The Corporate Printing Company, Inc. and Affiliated Group include the accounts of The Corporate Printing Company, Inc., CP International Holdings, Inc., CPC Communications, Inc., CPC Reprographics, Inc., and The Corporate Printing Company International, Ltd., together with their majority-owned subsidiaries and partnerships, all of which are under common control and management (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated. The 1994 financial statements have been reclassified to conform to the 1995 presentation.

The Company provides financial printing and duplication services and, although maintaining offices internationally, sells primarily to customers seeking access to the United States' securities markets.

CASH AND CASH EQUIVALENTS

Cash equivalents include highly liquid investments with original maturities of three months or less.

ACCUMULATED COSTS ON JOBS IN PROGRESS AND SUPPLIES

Accumulated costs on jobs in progress (1995 -- $1,623,000; 1994 -- $2,697,000)
are valued at the lower of cost or market, and consist primarily of outside purchases, labor and overhead. Supplies (1995 -- $823,000; 1994 --
$1,118,000) are valued at the lower of cost or market (first-in, first-out), and consist primarily of paper, ink and chemicals.

MACHINERY, EQUIPMENT AND IMPROVEMENTS

Machinery, equipment and improvements are stated at cost. Depreciation is calculated by using the straight-line method over the estimated useful lives of the assets; amortization of leasehold improvements is calculated by using the straight-line method over the estimated useful lives of the assets or the lease terms, whichever is shorter.

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

GOODWILL

Cost in excess of net assets of acquired businesses ("goodwill") is being amortized using the straight-line method over a period of forty years.

INCOME TAXES

Several of the affiliated companies have elected to be taxed as Subchapter S corporations, whereby their taxable incomes are reported directly by their stockholders; accordingly, these companies have no federal income tax provisions and reduced state and local income tax provisions.

The Company provides deferred income taxes for the differences between income reported for tax and for financial statement purposes, principally the use of the cash basis of accounting for tax purposes.

PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. ACCOUNTS RECEIVABLE - TRADE

Accounts receivable - trade include unbilled amounts (1995 - $2,077,000; 1994 - $1,233,000).

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

 NOTE 3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

 Prepaid expenses and other current assets include the following:

                                                     1995            1994
                                                 -----------      -----------
 Advances to stockholders                        $   181,000      $ 2,000,000
 Compensation                                        875,000        1,014,000
 Non-trade receivables                                91,000          277,000
 Taxes receivable                                    543,000          474,000
 Other                                               522,000          445,000
                                                 -----------      -----------
                                                 $ 2,212,000      $ 4,210,000
                                                 -----------      -----------
                                                 -----------      -----------

 NOTE 4. MACHINERY, EQUIPMENT AND IMPROVEMENTS
 Machinery, equipment and improvements include the following:

                                                     1995            1994
                                                 -----------      -----------
 Machinery and equipment                         $10,213,000      $ 9,970,000
 Leasehold improvements                            3,361,000        3,161,000
 Furniture and fixtures                            1,967,000        1,926,000
 Construction in progress                            890,000           71,000
 Other                                             1,363,000        1,408,000
                                                 -----------      -----------

                                                  17,794,000       16,536,000
 Less accumulated depreciation
  and amortization                                11,014,000       10,015,000
                                                 -----------      -----------

                                                 $ 6,780,000      $ 6,521,000
                                                 -----------      -----------
                                                 -----------      -----------


 NOTE 5. OTHER ASSETS

 Other assets include the following:

                                                     1995            1994
                                                 -----------      -----------
 Cash surrender values and
  other insurance contracts                      $ 1,029,000      $ 1,083,000
 Goodwill                                            595,000          612,000
 Investment in joint venture, at equity               -               199,000
 Other                                               675,000          720,000
                                                 -----------      -----------

                                                 $ 2,299,000      $ 2,614,000
                                                 -----------      -----------
                                                 -----------      -----------

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities include the following:

                                                     1995            1994
                                                  ----------       ----------

Compensation and commissions                      $2,114,000       $3,589,000
Other accrued expenses                               212,000          305,000
Deferred income                                      147,000          187,000
                                                  ----------       ----------
                                                  $2,473,000       $4,081,000
                                                  ----------       ----------
                                                  ----------       ----------


NOTE 7. BANK DEBT AND SUBORDINATE DEBT

The Company and its principal bank are parties to a credit agreement, as amended, which provides for (a) a revolving line of credit of $12 million,
(b) a $5 million term loan availability, and (c) the $1 million balance of a pre-existing term loan facility. Revolving loan borrowings are limited to certain trade accounts receivable ($8.9 million as of December 31, 1995) and originally matured on January 31, 1997. Interest on the revolving and term loans range from 8% to 9% per annum, respectively, at December 31, 1995; commitment fees of 1/4% and 1/2% per annum, respectively, are payable quarterly on the unused portions of the revolving and term loans.

Borrowings under the credit agreement are collateralized by substantially all of the Company's assets, including accounts receivable, jobs in progress, and machinery, equipment and improvements. The agreement contains various covenants, including financial covenants relating to stockholders' equity, indebtedness, dividends, and the maintenance of earnings and cash flow, as defined.

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

During 1995 the credit agreement was amended and certain defaults relating to financial covenants were waived. As of December 31, 1995, the Company continued to be in default of certain financial covenants; plus a cross default relating to the non-payment of the annual installment due on December 29, 1995, under the Subordinated Notes Agreement. On February 15, 1996, the bank reduced the revolving loan commitment to the lesser of (a) the borrowing base availability, as defined, less the term loans outstanding at such time or (b) $5,000,000. This commitment expires on April 30, 1996. Therefore, the company has classified its total debt as current liabilities.

In December 1994, the Company settled two long-standing legal actions involving one of its unions.

In connection therewith, the Company paid $5 million and issued a $5 million subordinated note to the union. The note is payable in five annual $1 million principal installments. Quarterly interest payments at 6% per annum will commence in 1997 on the remaining principal balance. The note also provides for a lien on the Company's assets which is junior to that of its principal bank. At December 31, 1995 the subordinated note is recorded at it's net present value of $4,181,000 based on its terms.

In connection with these matters, the Company recorded extraordinary items (and reduced income), in the amount of $6,436,000, net of income tax benefits of $810,000 ($8,000 current and $802,000 deferred). In February, 1996, the Company was notified that the subordinated note agreement was in default due to the non-payment of the annual installment due on December 29, 1995. In March, 1996 the company cured the default by making the payment plus penalty interest.

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 8. INCOME TAXES PAYABLE

The tax provisions on income before extraordinary item are comprised as follows:

                                                     1995            1994
                                                  ---------      -----------
Current:
  Federal                                         $   -          $    88,000
  State and local                                     -              223,000
                                                  ---------      -----------
                                                      -              311,000
                                                  ----------      -----------

Deferred:
  Federal                                             -                -
  State and local                                   374,000          559,000
                                                  ---------      -----------
                                                    374,000          559,000
                                                  ---------      -----------

Total                                             $ 374,000      $   870,000
                                                  ---------      -----------
                                                  ---------      -----------


The reconciliations of the difference between income taxes computed at federal statutory tax rates and the financial statement provisions are as follows:

                                                     1995            1994
                                                  ----------      -----------

Income taxes computed at federal
  statutory tax rates                             $(186,000)     $ 2,035,000

Subchapter S elections                              203,000       (1,986,000)

State and local tax provisions, net
  of federal income tax benefits                    247,000          517,000
Other, net                                          110,000          304,000
                                                  ---------      -----------
Total                                             $ 374,000      $   870,000
                                                  ---------      -----------
                                                  ---------      -----------


As of December 31, 1995, the Company had state and local tax net operating loss carryforwards of approximately $5.1 million; such carryforwards are available to be utilized in future years and expire in 2010. A valuation reserve equal to the deferred tax asset has been recorded as it is not certain that these net operating losses will be utilized.

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GR0UP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994


NOTE 9: LITIGATION

The Company is a party to several claims arising in the ordinary course of business. In the opinion of the Company's management, after review and consultation with counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

NOTE 10: COMMITMENTS AND CONTINGENCIES

LEASES

The Company occupies premises and utilizes equipment under non-cancelable operating leases which expire on various dates through 2014. Many of the leases provide for payments of certain expenses (viz., real estate taxes on leased premises, minimum or excess copy charges on leased copier equipment, etc.) and may contain renewal and/or purchase options; in addition, the leases on premises provide for rent increases relating to increases in real estate taxes and the consumer price index. Rent expense under such leases, including the aforementioned expenses, amounted to $3,834,000 in 1995 and $4,155,000 in 1994.

Future minimum annual lease commitments under non-cancelable operating leases are summarized as follows:

                    1996                         $ 3,061,000
                    1997                           2,326,000
                    1998                           1,580,000
                    1999                           1,328,000
                    2000                           1,269,000
                    Thereafter                    16,288,000
                                                 -----------
                    Total                        $25,852,000
                                                 -----------
                                                 -----------

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

EMPLOYMENT AGREEMENTS AND BENEFITS

The Company has entered into employment agreements with certain officers and key employees which require payments of minimum salaries and/or non-refundable draws against commissions through 2002, as follows: 1996 - $4,306,000, 1997 - $4,339,000, 1998 - $4,102,000, 1999 - $3,429,000, 2000 - $2,815,000, and
thereafter - $2,189,000.

The Company also has non-qualified deferred compensation agreements with several officers and key employees providing for annual post-retirement benefit payments upon reaching age sixty-five. While the present value of these agreements is accrued for, there is no present funding for them.

In addition, the Company maintains a discretionary salary deferral savings plan (a 401(k) plan) for substantially all employees not covered by collective bargaining agreements. The Company contributed $107,000 to this plan during 1995 and $116,000 during 1994.

NOTE 11. STOCKHOLDERS' EQUITY

The capitalizations of the members of the Affiliated Group are as follows (there were no changes during 1995 except for newly-formed entities): (a) The Corporate Printing Company, Inc., common stock, par value $.01 per share, 2,000 shares authorized, 1,600 shares issued and outstanding; (b) CP International Holdings, Inc., common stock, par value $.01 per share, 1,000 shares authorized, 200 shares issued and outstanding; (c) CPC Communications, Inc., common stock, no par value, 200 shares authorized, issued and outstanding; (d) CPC Reprographics, Inc., common stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding; and (e) The Corporate Printing Company International, Ltd., common stock, par value $.10 per share, 10,000 shares authorized, 400 shares issued and outstanding.

            THE CORPORATE PRINTING COMPANY, INC. AND AFFILIATED GROUP
       NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1994

NOTE 12. SUBSEQUENT EVENT

On April 15, 1996, the Company sold substantially all of its assets, net of certain liabilities to Merrill Corporation. The effect of this transaction on the carrying amounts of the assets at December 31, 1995 is not significant.

              PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                           --------------------------

The following unaudited pro forma combined condensed statements of operations for the three-month period ended April 30, 1996, and for the year ended
January 31, 1996 were prepared to illustrate the effects on the results of continuing operations of Merrill Corporation (the Company), The Corporate Printing Company, Inc. and Affiliated Group (CPC) and FMC Resource Management Corporation (FMC), using the purchase method of accounting and the assumptions described in the accompanying notes, and assuming the acquisitions occurred on February 1, 1995. The unaudited pro forma combined condensed statements of operations are not necessarily indicative of the combined results of operations as they may be in the future or as they might have been for the periods presented had the acquisitions been effective at February 1, 1995. The unaudited pro forma combined statements of operations and accompanying notes are based on the historical consolidated financial statements of the Company and FMC and the historical consolidated and combined financial statements of CPC. The results of operations for CPC and FMC included in the pro forma combined condensed statement of operations for the year ended January 31, 1996, are those for the year ended December 31, 1995. The pro forma adjustments are based upon available information and upon certain assumptions that the Company believes are reasonable in the circumstances.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 for the three month period ended April 30, 1996
                                   (Unaudited)

(In thousands, except per share data)

                               Merrill                                                                     Pro Forma
                             Corporation            CPC            FMC          Total    Adjustments       Combined
                             -----------       --------       --------       --------    -----------       --------
Revenues                         $71,200        $12,920         $2,322        $86,442                       $86,442
Cost of revenues                  46,030          8,644          1,608         56,282            (27)(1)     56,255
                             -----------       --------       --------       --------    -----------       --------
  Gross profit                    25,170          4,276            714         30,160             27         30,187
Selling, general and
 administrative expenses          17,509          4,783            555         22,847            322 (2)     23,156
                                                                                                 (13)(1)
                             -----------       --------       --------       --------    -----------       --------
  Operating income                 7,661           (507)           159          7,313           (282)         7,031
Other, net                           (81)           (79)           (32)          (192)          (435)(3)       (737)
                                                                                                 (52)(4)
                                                                                                 (58)(5)
                             -----------       --------       --------       --------    -----------       --------
  Income before
   provision for income taxes      7,580           (586)           127          7,121           (827)         6,294
Provision for income taxes        (3,335)             0              0         (3,335)           585 (6)     (2,750)
                             -----------       --------       --------       --------    -----------       --------
   Net income                     $4,245          ($586)          $127         $3,786          ($242)(8)(9)  $3,544
                             -----------       --------       --------       --------    ----------- (10)  --------
                             -----------       --------       --------       --------    -----------       --------
Income per common and common
 equivalent share:                 $0.54                                                                      $0.45
                             -----------                                                                   --------
                             -----------                                                                   --------
Weighted average number of
 common and common equivalent
 shares outstanding:           7,933,251                                    7,933,251         21,004 (7)  7,954,255
                             -----------                                    ---------       --------    -----------
                             -----------                                    ---------       --------    -----------

                      See accompanying notes to the Unaudited Pro Forma Combined
                                  Condensed Statements of Operations.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       for the year ended January 31, 1996
                                   (Unaudited)

(In thousands, except per share data)

                                               Merrill                                                                   Pro Forma
                                            Corporation            CPC            FMC          Total    Adjustments       Combined
                                            -----------       --------       --------       --------    -----------      ---------
Revenues                                       $245,306        $64,593        $15,258       $325,157                      $325,157
Cost of revenues                                165,765         43,706         10,400        219,871           (110)(1)    219,761
                                            -----------       --------       --------       --------    -----------      ---------
  Gross profit                                   79,541         20,887          4,858        105,286            110        105,396
Selling, general and administrative
 expenses                                        60,079         20,285          3,947         84,311          1,424 (2)     85,685
                                                                                                                (50)(1)
                                            -----------       --------       --------       --------    -----------      ---------
  Operating income                               19,462            602            911         20,975         (1,264)        19,711
Other, net                                         (756)        (1,148)          (154)        (2,058)        (2,358)(3)     (4,910)
                                                                                                               (255)(4)
                                                                                                               (239)(5)
                                            -----------       --------       --------       --------    -----------      ---------
  Income before provision for
   income taxes                                  18,706           (546)           757         18,917         (4,116)        14,801
Provision for income taxes                       (8,044)          (374)             0         (8,418)         1,880 (6)     (6,538)
                                            -----------       --------       --------       --------    -----------      ---------
  Net income                                    $10,662          ($920)          $757        $10,499        ($2,236)(8)(9)  $8,263
                                            -----------       --------       --------       --------    ----------- (10) ---------
                                            -----------       --------       --------       --------    -----------      ---------
Income per common and common equivalent
  share:                                          $1.34                                                                      $1.04
                                            -----------                                                                  ---------
                                            -----------                                                                  ---------
Weighted average number of common and
    common equivalent shares outstanding:     7,945,146                                    7,945,146         22,067 (7)  7,967,213
                                            -----------                                    ---------    -----------      ---------
                                            -----------                                    ---------    -----------      ---------

                      See accompanying notes to the Unaudited Pro Forma Combined
                                  Condensed Statements of Operations.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                        CONDENSED STATEMENT OF OPERATIONS
                (All amounts in thousands, except per share data)

(1) - Represents adjustments to depreciation and amortization resulting from the fair value adjustments to fixed assets recorded in connection with the acquisitions.

(2) - Represents the amortization of goodwill on a straight line basis over 15 years.

(3) - Represents additional interest expense, computed using historical interest rates, resulting from increased borrowings under the Company's note payable in order to finance the acquisitions. Pro forma interest expense would be reduced by approximately $70 and $280 for the three month period ended April 30, 1996 and for the year ended January 31, 1996, respectively, due to anticipated lower interest rates of approximately 1% from historical interest rates associated with permanent financing.

(4) - Represents reduced interest income resulting from a decrease in interest bearing cash and cash equivalents used to fund the acquisitions.

(5) - Represents additional interest expense resulting from a non-compete obligation with the principal shareholder of CPC.


(6) - Represents the income tax effect of the unaudited pro forma combined condensed statement of operations adjustments based on the statutory rate in effect for the periods shown.

(7) - Represents additional common equivalent shares as a result of granting stock options at fair value in connection with the acquisition of CPC.

(8) - CPC's historical statements of operations include operating results from foreign sales offices. CPC commenced closing these foreign sales offices prior to the acquisition. The remaining foreign sales offices are anticipated to be closed during the remainder of 1996. Excluding the operating results of CPC's foreign sales offices, pro forma operating results would have been as follows:

                                         Three month
                                         period ended                Year ended
                                        April 30, 1996            January 31, 1996
                                       ----------------            --------------
      Pro forma revenue                     $85,333                    $320,262
                                            =======                    ========
      Pro forma net income                  $ 4,490                    $ 11,009
                                            =======                    ========
      Pro forma E.P.S.                      $   .56                    $   1.38
                                            =======                    ========

      Foreign sales offices' identifiable tangible assets are not significant.


(9) - The purchase agreements for CPC and FMC include contingent consideration not to exceed $12 million and $4 million, respectively. Any resulting contingent consideration will be recorded as goodwill and amortized on a straight line basis over the remainder of the 15 years from the date of the original acquisition. Pro forma net income, assuming the payment of the total maximum contingent consideration of $16 million under these agreements, at the date of original acquisition would be approximately $3.4 million ($ .43 per share ) for the three month period ended April 30, 1996 and approximately $7.5 million ($0.95 per share) for the year ended January 31, 1996.



      In addition, the purchase price for the CPC acquisitions is subject to adjustments, which have not been determined as of the filing date of this Form 8-K/A, for the collection of certain accounts receivables, final determination of any loss of CPC's affiliated companies, expenses for closing certain foreign sales offices and for 11% of the net income of CPC's affiliated S corporations. Any resulting adjustments will be recorded as an adjustment to goodwill and amortization over the remainder of the 15 years from the date of the original acquisition.



(10)- The historical financial statements of CPC and FMC include officers' salaries and bonuses that are non recurring subsequent to the acquisitions.

                                  EXHIBIT INDEX

Exhibit
  No.     Description                             Method of Filing
- -------   -----------                             ----------------

 23.1     Consent of Mirsky, Furst &
          Associates & Associates............     Filed electronically with this
                                                  Direct Transmission